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On August 13, 2025, Payam Zamani, CEO and Chairperson of Inspirato Incorporated (the “Company”), issued the following social media post on LinkedIn, Instagram, Facebook and X:

LinkedIn:

https://www.linkedin.com/posts/payamzamani_inspirato-luxurytravel-q22025earnings-activity-7361435744323710976-Qw79?utm_source=share&utm_medium=member_desktop&rcm=ACoAAAC889cBf_KfQXXPjg-3yZ8zKrDYkLriGMI

Instagram:

https://www.instagram.com/p/DNTXuwQO3Q3/

Facebook:

https://www.facebook.com/payamzamaniSV/posts/pfbid02yYs4wZkbWwpaRN4ScWWnQmGPu6frLx5sbBP7UFNX5jVXDK1Zppdi5ukQ5P7naTVYl?rdid=7pUZf1SYbLjSOf5L#

X:

https://x.com/PayamZamani/status/1955671876656615548

On August 13, 2025, the Inspirato Incorporated held a conference call (the “Earnings Call”) with respect to its financial results for the quarter ended June 30, 2025. The Earnings Call transcript is furnished below:

C O R P O R A T E P A R T I C I P A N T S

Bita Milanian, Inspirato Inc – SVP, Marketing

Payam Zamani, Inspirato Inc – CEO, Chairperson

Michael Arthur, Inspirato Inc – Chief Financial Officer

P R E S E N T A T I O N

Operator

Thank you for standing by and welcome to the Inspirato second quarter 2025 earnings conference call. At this time, all participants are in listen only mode. After the speakers presentation, there will be a question and answer session. To ask a question. During the session, you'll need to press star one one on your telephone. If your question has been answered and you'd like to remove yourself from the queue. Simply press star one one again. As a reminder, today's program is being recorded. And now I'd like to introduce your host for today's program, Bita Milanian, from senior vice president of Marketing at Inspirato. Please go ahead. Peter, you may proceed.

Bita Milanian

Peter, are you online ? Cannot hear you at this moment. Operator, can you hear me ? Yes. Okay. Wonderful. Pristiq, what happened there ? Thank you and good morning. Welcome to Inspirato Pass second quarter 2025 Earnings Conference Call. Joining us for today's presentation are INSPIRATO Chairman and CEO Payam Zamani and CFO Michael Arthur. At this time, all participants are in listen only mode. Following management's remarks, we will open the call for questions. Before we begin, please note that today's call is being webcast live. And we will also be. It will also be archived on the Investor Relations section of our website at Inspirato Club. You can also find our earnings press release and the supplemental materials currently available there for your reference. As a reminder, some of today's comments are forward looking statements.

These statements are based on assumptions, and actual results could differ materially. For a discussion of these risks and uncertainties, please refer to our filings with the SEC, including our most recent annual report on Form 10-K and our subsequent Form 10-Q. In addition, during the call management will discuss non-GAAP measures which are useful in evaluating the company's operating performance. These measures should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP. Reconciliations of these measures with the most directly comparable GAAP measures are included in our earnings release. With that, I'd like to turn the call over to Inspirato Inc Chairman and CEO Payam Zamani Hyon. Please proceed.

Payam Zamani

Thank you and good morning, everyone. Yesterday afternoon we issued a press release announcing our financial and operational results for the second quarter. I encourage all listeners to review the press release, which has been posted to our Investor Relations website, as it contains information relevant to today's call. Before we dive into the quarter and our financial performance, I want to take a moment to step back and look at the bigger picture as our long time customers and investors know, Inspirato has always been about reimagining luxury travel, giving our members seamless access to a curated portfolio of high In-homes five star hotel partners and one of the kind experiences around the world. From personalized trip planning to elevator service, our goal is simple to make luxury travel effortless, memorable and repeatable. That mission hasn't changed. But how we achieve it and how far we can scale it is evolving. Today, Inspirato provides over 11,000 members, access approximately 325 luxury homes and over 200 premium hotel partnerships across more than 170 destinations. And with our recent agreement to combine with Buyerlink a leader in building an operating online marketplaces, performance marketing and demand generation, we're now positioned to amplify that, reach enhanced personalization and bring our curated travel experiences to a broader audience.

In Q2, we entered into a definitive agreement to combine with Buyerlink. This transaction represents an important milestone in our strategy to expand its product, platform and long term value by integrating into Buyerlink technology driven ecosystem to enhance how luxury travel and other verticals are discovered, marketed and monetized. For background, Buyerlink is a technology first business with proven capabilities in building online marketplaces across industries such as automotive and home services. By combining forces, we will harness that technology to enhance discovery, personalization and monetization of luxury travel, unlocking new ways to reach our top markets. This will also enable us to accelerate our efforts in enhancing the current member experience through improved Truett-hurst localization and a broader, more distinctive portfolio of upscale homes, hotels and experiences. The combination will result in the formation Ocean of One Planet platforms, a new entity that will operate a diversified platform for online marketplaces. From a business perspective, the combination immediately expands our verticals beyond luxury travel with additional potential in future categories where Buyerlink platform can be applied. This will significantly enhance our vectors for growth and revenue diversification. We expect a deal to close in the third quarter and we are working closely with the Buyerlink team to ensure smooth integration from day one. We anticipate the combination to be financially accretive with Buyerlink bringing robust margins, meaningful cash flow and the proven playbook for scaling efficiently. The combination with Buyerlink also brings meaningful scale and strategic opportunities for auto in 2024 by owning generated approximately $124 million in revenue and over 26 million in EBITDA with profitability metrics that are best in class across the industry. This performance is driven by disciplined operations and a differentiated advantage in marketing and technology capabilities we intend to leverage across the broader and broader platform. The transaction increases our combined revenue to over $350 million and positions us to deliver approximately $30 million in adjusted EBITDA on a pro forma basis for 2025. With this scale, we can better optimize shared resources and overhead while also unlocking greater access to capital markets through an expanded market capitalization and stronger financial profile with enhanced access to capital coupled with operational discipline. We're well-positioned to make targeted investments that will drive sustained profitable growth for the broader brand. In the meantime, we remain focused on execution across four key strategic pillars of Inspirato. As a reminder, these are operational efficiency, brand elevation, member experience and digital platform. First, we focus on driving operational efficiency.

In Q2, we achieved a 96% or 8.8 million year over year improvement in adjusted EBITDA, demonstrating the tangible impact of our cost optimization initiatives even against a more difficult macro environment. The changes we've made are not just short term wins, they are about building a stronger business model for Inspirato. We're building a more agile, efficient company with a clear path towards sustainable profitability. Once combined with Buyerlink, we expect even greater margin expansion and operational synergies across the platform. We've been reviewing every detail of INSPIRATO and we'll do the same with Buyerlink operational excellence remains a core competency we're building into the DNA of the company. Second, brand elevation. As we look to the future, one of our key priorities is to further strengthen the broader brand and enhance its appeal among discerning travelers. We believe a more vibrant, visible than aspirational brand will not only reinforce member loyalty, but also expand our reach to new audiences.

One example of our progress is a reimagination of the Inspirato magazine, one of our more powerful touchpoints with both members and prospective members. Relaunching in Q3, a new addition will debut a refreshed editorial vision, refined design and curated partnerships with iconic brands that embody the luxury lifestyle. We represent more than a publication. It will serve as a signature brand experience designed to capture the sophistication and exclusivity model. We also began to scale our digital and social media presence in a more intentional way. While early, we're already seeing encouraging signs of increased engagement and awareness, especially among high value audiences who are discovering or reconnecting with the brand and the properties. We continue to refine and elevate our luxury portfolio by adding highly curated homes in the world's most desirable destinations, while also phasing out properties that no longer align with our brand standards.

In Q2, we introduced new residences in the Mexican Riviera and along the coast of Spain, destinations that enhance our offering and generate excitement among current and prospective members. As we look ahead, the combination of this Fargos brand equity and Buyerlink digital capabilities create a powerful foundation for growth with additional scale and resources. We're well-positioned. Accelerate investments in brand storytelling, premium supply and strategic partnerships, building long term value, and deepening the halo around these sprott's experience. Third, we continue to enhance the member experience. Every decision we make starts with our members. How we surprise and delight, how we earn loyalty and how we become indispensable to the most important moments.

We remain focused on elevating our service and experiences to be more consistent, curated and unique all through the lens of delivering truly one of a kind luxury travel. In Q2, we advanced initiatives to improve consistency and service quality, with particular emphasis on enhancing the local concierge experience and embedding higher service standards into our daily operations. In July, we launched our new loyalty program centered around access and premium experience for our members. We expect this newly designed program to continue to grow and provide even more value as we form new partnerships partnerships with adjacent brands in the luxury travel industry. We're also upgrading the past member experience with a new product launching later this month designed to simplify travel planning. So members buy less time, search and more time traveling. We've expanded availability across our residence portfolio and streamline trip options, making it easier for members to find and book the experiences they want. Each of these initiatives keeps the member experience and profitable growth at the forefront. And finally, our digital platform. We're building a robust technology and digital marketing platform that will unlock massive new potential for Inspirato. We started in Q2 with foundational tech investments and have taken a major step forward with the anticipated Buyerlink combination as we integrate with them. We'll begin to roll out what will ultimately become a world class platform, one that allows us to reach target and convert high value travelers at scale previously impossible for us to reach. By combining the strength of our luxury brand, by having a data driven digital platform, we're not just going to market more efficiently. We're going to expand our total addressable market. This is a meaningful growth catalyst and profitability accelerator that positions us to scale with precision and sustainability for years to come. In summary, we have made a transformed creation of step forward. We have the right team and operations in place to reach new heights. I want to thank our team for their relentless focus and our members for their trust and loyalty. I believe you're on the start of something extraordinary, and I can't wait to share more progress with you in the quarters ahead. With that, I'll turn it over to Michael to discuss our financial performance and outlook for the remainder of the year.

Michael Arthur

Thank you, Payam, and good morning, everyone. Payam outlined in Q2 we continue to make operational improvements to create a more efficient business. We're in our position to scale and reach new heights of buyer like. And turning to our Q2 results, the quarter was highlighted by negative adjusted EBITDA of $300,000, a meaningful turnaround from -9.2 million in Q2 2024.

We also achieved positive trailing 12 month adjusted EBITDA of 3.9 million, reflecting the sustained impact of the cost efficiency measures implemented over the past year. Total revenue for the quarter was approximately 63.1 million, or revenue declined 6% year over year. This is primarily due to the planned decline in passive searches. Excluding the impact from pass, revenues were up 1% year over year. Subscription revenue was 19.4 million, down 23% as expected due to our strategic decision to scale back the previous version of paths earlier this year with a new version of Inspirato Pass launching this month.

We're positioning the subscription business for future growth through a simplified, more flexible offering. Importantly, cloud legacy revenue remained flat year over year for the first time in several years, reflecting our success in attracting higher value members who are more engaged and driving greater yield per member. At the end of Q2, we had roughly 11,000 active memberships, including 9900 active club members and 1200 active passive members. Consistent with the strategic shift we outlined last year, while performance remains an important part of our offering, we've generally shifted our emphasis towards club growth and overall profitability. With Past.now representing approximately 10% of our total membership base. In the coming quarters, we'll continue to lap periods of higher pathpoint from prior years and establish a more stable, sustainable baseline aligned with the relaunch of our new Pass product. We're excited about the upcoming relaunch of PASS, which we believe will drive incremental revenue and better align the product with our Evolve brand and business strategy.

Travel revenue was up roughly 1% to 39.4 million, driven by experiential travel business up 47% year over year. This was achieved both as a result of growth in our bespoke services and timing of some of our experiences versus this time last year. Year to date, experience for travel is up over double digits and we see continued opportunity in our Controlled Accommodations we delivered occupancy level of 59%, down from 71% in Q2 2024 as well, increasing ADR by 24% in the quarter, supporting the gross margin and profitability goals we set for the year. And on the cost side, we saw continued benefits from our optimization efforts. Cost of revenue declined by 5.5 million or 11% year over year, largely due to our ongoing portfolio optimization efforts.

Operating expenses were also marginally lower down approximately 9 million, and benefiting from reduced overhead and continued focus with streamline operations across the organization. Free cash flow in Q2 was approximate breakeven at roughly $200,000, reflecting the continued benefit of the cost reductions and operational efficiencies we've implemented. Year to date, free cash flow remains negative at 7.3 million, an improvement from the prior year. We're encouraged by the trajectory continued to presot prior prioritize cash and liquidity as we work towards achieving consistent positive free cash flow, a critical milestone that will give us the flexibility to reinvest in key areas that drive long term growth.

Moving to our outlook. We remain pleased with our progress. Inspro has made year to date and continued track toward the cumulative full year 2025 targets, which include adjusted EBITDA between breakeven 5 million for revenue between 235 million and 255 million in cash operating expenses between 80,000,090 million 15% year over year improvement. With anticipate close of our transaction basel-iq, we recognize that these standalone Inspro targets will become less relevant to how the business will report financial performance or assets. While we will continue to manage towards these targets for the end of the year or we do not plan to update standalone guidance going forward. In the meantime, Embraer remains focused on disciplined execution while strengthening the foundation for scalable, profitable growth under the new platform. Over the past year, the choices we made are showing up in our financial performance by sharpening our focus, instilling stronger discipline throughout the company, and constant refining how we deliver value to our members. We've become more agile with the anticipated combination by Lincoln Inspro. We're focused on strengthening our business well to deliver an even more exceptional experience for our customers. Together, we look forward to scaling profitability in achieving sustainable growth. And with that, I'll turn it back to the operator for Q&A.

Operator

Certainly. And as a reminder, ladies and gentlemen, if you do have a question at this time, please press star one one on your telephone. If your question has been answered and you'd like to remove yourself from the queue, please press star one one again. One moment for our first question. And our first question comes from the line of Mike Grondahl from Northland Capital. Your question, please.

Mike Grondahl

Hey, guys. Could you walk through the pro forma balance sheet cash levels or debt levels and kind of address how you're thinking about Capital One and the Buyerlink debt and then maybe kind of CapEx kind of thought, you know, how you're going to expand through CapEx sort of the next 6 to 18 months ?

Michael Arthur

Hey, Mike, this is Mike. Thanks for the question. We are you know, as we're we're going through this process, we acknowledge the Basel-iq and it's brought about senior secured notes. And as part of the agreement, we do anticipate refinancing some of the secured note and recapitalize the whole business on a go forward basis. We're in the process of doing that now, and once we have a more plan on kind of the refinancing and recapitalization, we'll certainly update you. And in the market.

Mike Grondahl

Got it. So the I guess specifically the Capital One debt, are they supportive or do you think you have that refinanced by the close ? And then I think the Firelink debt is with Citi and I think if I read right like eight millions do later this year. Just kind of thinking, is that pre or post merger ?

Michael Arthur

Yeah. Again, on the on the Capital One. On the Capital One, I mean, I'd say both senior secured lenders are positive on the transaction and supportive. And we anticipate that we likely will refinance the capital one note at the close. And so you will continue on with us at some level. As I mentioned, you know, we are anticipating looking towards a refinancing and recapitalization of the whole business. Citi with us, but also looking at incremental capital into the business, either in the form of additional debt equity and cash flow from the business.

Mike Grondahl

Got it. And then anything on the rough CapEx requirements, you think the business will see over the next 6 to 18 months ?

Michael Arthur

Yeah, I wouldn't anticipate any change meaningfully in the CapEx of either business. You know, they are in many ways different. But also, you know, I think on its broader side, as I mentioned in his prepared remarks, we'll be able to leverage their resources and marketing resources and capability and marketing technology that Inspirato certainly over the last couple of years been less invested in. But I wouldn't expect a meaningful change in overall CapEx due to due to any increased investment.

Mike Grondahl

Got it. And then, Payam, a question for you. You know, Buyerlink is a lead gen business. You know, it's done things in auto extensively. How much investment or modification and what sort of the timeline that it can begin to work for Inspirato and really drive leads for travel and leisure.

Payam Zamani

Hey, Mike, thank you for the question. So I think it's important to categorize Buyerlink as a company with deep expertise in building marketplaces and performance marketing. I think Lead Gen is a segment of that, but it is not. The whole story is lead gen just represents one way that the consumer demand through the marketplaces that Buyerlink operates should be monetized. As an example, lead gen is not something that Inspirato could benefit from, but rather the marketplace that Inspirato needs to have of curated homes and hotels all over the world, way beyond what we have today. So some of that work has begun. You know, we we have the team at Inspirato have been working on doing some of the work that can be done in the meantime. And so, as I mentioned in my remarks in Q2, we had a good number of people focused on starting to build that foundation of Ecopower vation and its presence that will never be done building. But a good chunk of that will be done by, let's say, end of Q1 of 2026. And I certainly expect that at some point in 2026 we'll start benefiting from that foundation. That is an important vector of growth that we are quite focused on. And will that require much investment ? I mean, the investment in D&D is primarily investment in resources. It's more of a prioritization. What are the kinds of stuff that we will not do in order to focus on what is important ? And so I wouldn't say that there is you're going to see increased CapEx in in a meaningful way. But but you will see that you know, we'll have resources dedicated to this effort.

Mike Grondahl

Got it. And then one more on Buyerlink. I think you talked about roughly 120, 130 million in revenue last year, 26 million of adjusted EBITDA. What do you think Buyerlink's growth profile looks like ? And what are the major drivers of that business ?

Payam Zamani

Yeah, I mean, I think with any marketplace or an organization, a company that operates marketplaces, the business grows as a result of adding marketplaces, new vectors, new verticals, and bringing more liquidity, more demand, more partners for that marketplace. So there's more trading more more engagement takes place within that marketplace. So that is what drives a buyer, like in the case of Buyerlink, for example, overwhelming majority of the car makers are partners by Buyerlink today. So so there growth in the number of car makers is not something that's going to be realistic, but access to more consumer demand is what will drive that growth. And adding more verticals, you know, adding more verticals. And, you know, home services is a small vertical today for for Buyerlink. And that can become a much, much bigger business. Used cars, you know, Buyerlink old usedcars.com. But that is something that can become a very large business over time. Many of you know AutoTrader, and that's a massive business, a marketplace for cars, and that's something a buyer owns. So bringing more liquidity to the existing marketplaces that it owns will be a major vector for growth and adding new verticals.

Mike Grondahl

And lastly, the way that Buyerlink is built and the patented technology that it operates based on is an ideal magnet for consolidation in a very large industry where there are many, in a sense, small orphan companies of 5 to $20 million in revenue that they could become an important part of a bigger story and I guess growth profile do you see buyer link is like a mid-high single digit grower with some margin expansion or what kind of growth profile will this have ? over 3 to 5 years ?

Payam Zamani

That's a good question. I don't know if I have that. I have a great answer for you at this point, but I can tell you that if you look at Cagier for the last, I think five years, their average growth, both organic and through acquisitions, has been north of 20%.

Mike Grondahl

Okay. Thank you. Sure.

Operator

Thank you. As a reminder, ladies and gentlemen, if you do have a question at this time, please press star one one on your telephone. And this does conclude the question and answer session of today's program. I'd like to hand the program back to Payam Zamani for any further remarks.

Payam Zamani

Well, thank you again, everyone, for joining us today. I also like to thank our employees, partners and shareholders for their continued support. This concludes our call for today and we look forward to reporting back in three months.

Operator

Thank you. And thank you, ladies and gentlemen, for your participation in today's conference. This does conclude the program. You may now disconnect. Good day.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally relate to future events or the Company’s future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “believe,” “may,” “will,” “estimate,” “potential,” “continue,” “anticipate,” “intend,” “expect,” “could,” “would,” “project,” “forecast,” “plan,” “intend,” “target,” or the negative of these words or other similar expressions that concern the Company’s expectations, strategy, priorities, plans, or intentions. Forward-looking statements in this release include, but are not limited to, the Company’s ability to consummate proposed business combination with Buyerlink, Inc. (the “merger”) and the Company’s expectations regarding the performance of the post-merger entity. The Company’s expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties, including changes in the Company’s plans or assumptions, that could cause actual results to differ materially from those projected. These risks include the risk of the Company’s stockholders not approving the merger, the occurrence of any event, change or other circumstances that could result in the merger agreement being terminated or the transactions contemplated thereby not being completed on the terms reflected in the merger agreement, or at all, and uncertainties as to the timing of the consummation of the transactions; the ability of each party to consummate the transactions; and other risks detailed in the Company’s filings with the Securities and Exchange Commission (“SEC”), including the Company’s Annual Report on Form 10-K filed with the SEC on March 26, 2025. All information provided in this communication is as of the date hereof, and the Company undertakes no duty to update this information unless required by law. These forward-looking statements should not be relied upon as representing the Company’s assessment as of any date subsequent to the date hereof.

IMPORTANT INFORMATION FOR STOCKHOLDERS

This communication may be deemed to be solicitation material in respect of the proposed merger of Inspirato and Buyerlink. Information regarding the proposed merger can be found in Inspirato’s preliminary proxy statement on Schedule 14A, which was filed with the SEC on July 31, 2025, and any amendments thereto. This communication is not a substitute for the definitive proxy statement or for any other document that Inspirato may file with the SEC and send to its stockholders in connection with the proposed merger. INSPIRATO SHAREHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders will be able to obtain free copies of the definitive proxy statement (when available) and other documents filed with the SEC by Inspirato through the website maintained by the SEC at www.sec.gov.

Inspirato, Buyerlink and certain of their respective directors, certain of their respective executive officers and other members of management and employees may be considered participants in the solicitation of proxies with respect to the proposed merger under the rules of the SEC. Information about the directors and executive officers of Inspirato is set forth in its proxy statement for its 2025 annual meeting of shareholders, which was filed with the SEC on April 24, 2025. This document can be obtained free of charge from the SEC website indicated above. Additional information regarding the interests of such participants in the solicitation of proxies in respect of the merger will be included in the definitive proxy statement and other relevant materials to be filed with the SEC when they become available.